SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 10, 2002
(Date of Report)
Date of earliest event reported: June 27, 2002

Intuit Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21180 (Commission File Number)	77-0034661 (I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, California 94043
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code:
(650) 944-6000

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

Proposed Acquisition of Eclipse, Inc.

On June 27, 2002, Intuit Inc. (“Intuit”) announced that it had signed a definitive agreement to acquire Eclipse, Inc. (“Eclipse”), a leading provider of business management software solutions for wholesale durable goods distributors.

Intuit currently plans to operate Eclipse as a separate business unit led by Michael London, an Eclipse founder and its president and chief executive officer, and will offer Eclipse’s current products and services using both the Intuit and Eclipse brands. London will become a vice president at Intuit reporting to Steve Bennett, Intuit's president and chief executive officer, and virtually all of Eclipse’s 220 employees will be asked to stay with the business, including the company’s other five founders. Eclipse will continue to be based in Shelton, Connecticut.

Under the terms of the agreement, Intuit will acquire substantially all of Eclipse’s assets for approximately $85 million in cash. Intuit expects Eclipse to contribute between $40 million and $50 million in revenue in fiscal year 2003 and expects it to be slightly accretive to pro forma earnings per share in fiscal 2003. The acquisition is expected to close near the end of the fourth quarter of Intuit’s fiscal 2002 (May 1, 2002 — July 31, 2002) or in early fiscal 2003, so the company does not expect the acquisition to have a material impact on fiscal 2002 results. The closing of the transaction is subject to standard closing conditions, including but not limited to various regulatory approvals.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2002	INTUIT INC.

	By:	/s/ GREG J. SANTORA

Greg J. Santora Senior Vice President and Chief Executive Officer

3